EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE AND
ABSORBENT PRODUCT CONTRACTS

Eau Claire, Wisconsin (September 30, 2009) -- National Presto Industries, Inc. (NYSE: NPK) today announced that AMTEC Corporation, its wholly owned subsidiary, received several awards from the Department of the Army from September 14 through September 25, 2009, totaling $51.88 million.  These awards are add-on requirements scheduled for delivery in 2010 and 2011 made under the Army’s five year 40mm Systems program.   Since the inception of the AMTEC systems program, the cumulative value of the contracts awarded is $664.7 million.

The Company also announced that its absorbent product subsidiary, Presto Absorbent Products, Inc. recently entered a two year private label manufacturing agreement with its major customer.  The agreement provides a framework for the ongoing relationship between the parties.  It is anticipated that shipments to the customer during the two year contractual period will be maintained at levels comparable to current volume. The subsidiary also will continue its program to further diversify its customer base.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.